                                                       Exhibit 4.2

EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT made at Toronto, Ontario, effective as of January 1, 2005 (the “Effective Date”).

BETWEEN:

Tm Bioscience Corporation, a corporation incorporated under the laws of the Province of Ontario,
(hereinafter referred to as the “Corporation”)

AND:

Gregory C. Hines
12 Fielding Ct., Ajax, Ontario, L1T 4W5,
(hereinafter referred to as the “Executive”)

WHEREAS the Corporation presently employs the Executive as its President and CEO;

AND WHEREAS the Corporation wishes to continue to employ the Executive in such capacity and the Executive wishes to continue such employment;

AND WHEREAS the parties wish to set forth, in writing, the terms and conditions relating to the Executive’s employment relationship with the Corporation;

NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Corporation and the Executive agree as follows:

Article 1
INTERPRETATION

Section 1.1 Definitions

For the purpose of this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:

“affiliate” has the meaning given to that term in the Business Corporations Act (Ontario) as now in effect.

“associate” has the meaning given to that term in the Business Corporations Act (Ontario) as now in effect.

“Board” shall mean the Board of Directors of the Corporation.

“Business” shall mean (i) the business of designing, manufacturing and marketing DNA microarrays for applications in human healthcare consisting of screening and diagnostics; (ii) any business hereafter conducted by the Corporation up to the termination of the Executive’s employment; or (iii) any business that the Corporation is in the process of developing (as reflected in a written business or strategic plan of the Corporation) at the time of the termination of the Executive’s employment.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or any statutory holiday in Toronto, Ontario.

“Cause” shall mean

(a)
the failure or wilful refusal of the Executive to perform his duties and responsibilities hereunder as required under Section 2.2 of this Agreement that is not cured by the Executive within ten (10) days of written notification thereof to Executive by the Corporation;

(b)	any fraudulent activity on the part of the Executive affecting the Corporation;

(c)	the conviction of the Executive for any crime concerning the property of the Corporation or the Executive’s personal honesty or morality;

(d)	any wilful and intentional act on the part of the Executive having the effect of materially injuring the reputation, business or business relationships of the Corporation; or

(e)	any other act or omission of the Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

“Change of Control” shall mean:

(a)
any change in the holding of the shares in the capital of the Corporation as a result of which an Entity or Entities associated or affiliated  with  any such  Entity  withinthemeaning of the Business Corporations Act (Ontario), other than the Executive and his associates, becomes the  owner, legal or beneficial,  directly  or  indirectly, offifty percent (50%) or more of the shares in the capital of the Corporation or exercises control or direction over fifty percent (50%) or more of the shares in the capital of the Corporation, other than any such change in the holding of the shares in the capital of the Corporation caused, directly or indirectly, by or as a result of more than one Entity or a group of Entities acting jointly or in concert (whether by means of a shareholder, voting or similar agreement or otherwise), together with any other Entities associated or affiliated with any such Entity in the group of Entities within the meaning of the Business Corporations Act (Ontario);

(b)
a sale, lease or other disposition of all or substantially all of the property or assets of the Corporation (other than to an affiliate which assumes all of the obligations of the Corporation to the Executive including the assumption of this Agreement);

(c)
a reorganization, amalgamation or merger (or plan of arrangement in connection with any of the foregoing), other than solely involving the Corporation and one or more of its affiliates, with respect to which substantially all of the persons who were the beneficial owners of the shares in the capital of the Corporation immediately prior to such reorganization, amalgamation, merger or plan or arrangement do not, following any such event, beneficially own, directly or indirectly, more than fifty percent (50%) of the aggregate voting power of all outstanding equity shares of the Corporation; or

(d)
a change in the composition of the Board which occurs at a single meeting of the shareholders of the Corporation or upon the execution of a shareholder’s resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

“Change of Control Notice Period” shall mean the period from the date on which the Executive was advised of the termination of his employment equal to the Notice Period plus three (3) months.

“Confidential Information” shall mean all information owned, possessed or controlled by the Corporation including, without limitation, all information related to developments, inventions, concepts, design specifications, creations, treatments, computer programs, methods, products, formula, formulations, hardwares or firmwares, drawings, reports, memoranda, specimens, financial, scientific, technical, manufacturing, process know how and marketing information and all names of or lists of clients and suppliers howsoever received by the Executive from, through or relating to the Corporation and in whatever form (whether oral, written, machine readable or otherwise), which pertains to the Corporation; provided, however, that the phrase “Confidential Information” shall not include information which:

(a)	was in the public domain prior to the date of receipt by the Executive;

(b)	is properly within the legitimate possession of the Executive prior to its disclosure hereunder, and without any obligation of confidence attaching thereto;

(c)	becomes part of the public domain by publication or otherwise, not due to any unauthorized act or omission of the Executive;

(d)
after disclosure, is lawfully received by the Executive from another Entity who is lawfully in possession of such Confidential Information and such other Entity was not restricted from disclosing the said information to the Executive;

(e)	is approved, in writing, by the President for disclosure prior to its actual disclosure; or

(f)
the Executive is required by law to disclose, provided that, unless prohibited by law, the Executive first notifies the Corporation at the first reasonable opportunity that he is required to disclose such Confidential Information.

“Developments” shall mean any idea, invention, concept, design specification, creation, development, treatment, computer program, method, process, apparatus, product, formula, formulation, hardware or firmware, any drawing, report, memoranda, specimen, article, literary work in connection with the Business, model, or letter and includes, without limitation, derivative work, draft versions and parts thereof, disks, tapes, files, listings, screen displays, enhancements and developments thereto, user manuals, marketing materials, demonstration reels, technical manuals, flow charts, log books and all supportive documentation relating to the foregoing, that:

(a)	result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;

(b)
are made, developed or conceived by the Executive, either solely or jointly with others, during his employment, whether or not they were, are or will be made, developed or conceived during working hours;

(c)	result from or derive from the use or application of the resources of the Corporation; or

(d)	relate to the Business of the Corporation.

“Disability” shall mean the Executive’s inability to substantially fulfil his duties on behalf of the Corporation for a continuous period of six (6) months or more or the Executive’s inability to substantially fulfil his duties on behalf of the Corporation for an aggregate period of six (6) months or more during any consecutive twelve (12) month period. If there is any disagreement between the Corporation and the Executive as to the Executive’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Corporation and the Executive. The determination by such physician shall be conclusive evidence of any such Disability and of the date any such Disability began or ended.

“Entity” shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, co-operative, partnership, trust, unincorporated association, affiliate or governmental body; and pronouns when they refer to an Entity shall have a similarly extended meaning.

“Existing Customer” shall mean any Entity who, in the twelve (12) months preceding the date of termination of the Executive’s employment hereunder for any reason, has (i) purchased or licensed from the Corporation (with the Executive’s knowledge) any product produced or service supplied, sold, licensed, or distributed by the Corporation, or (ii) supplied to the Corporation (with the Executive’s knowledge) any product to be produced, sold, licensed or distributed by the Corporation.

“Good Reason” shall mean:

(a)
any change or series of changes in the responsibilities, status or reporting relationship of the Executive with the Corporation such that immediately after such change or series of changes the responsibilities or status or reporting relationship of the Executive are not at least substantially equivalent to those assigned to the Executive immediately prior to such change or series of changes, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

(b)
any requirement by the Corporation that the Executive’s principal office be relocated to a location which is more than 100 kilometres from his then current location, provided, that the Executive has not acquiesced or agreed to any relocation that is more than 100 kilometres from his then current location;

(c)
a reduction by the Corporation in the Executive’s Base Salary, except as part of a general reduction in the annual base salary of all or substantially all of the senior executives of the Corporation which affects the Executive in substantially the same manner as the other senior executives who are also affected by such general reduction;

(d)
the taking of any action by the Corporation which would materially adversely affect the Executive’s participation in or materially reduce the Executive’s incentive compensation, pension, stock option, life insurance, health, accident, disability benefits or other benefits in plans in which the Executive is participating, except in any such cases as part of the general reduction in benefits of all or substantially all of the senior executives of the Corporation which affects the Executive in substantially the same manner as the other senior executives who are also affected by such reduction; or

(e)
any material breach or non-observance by the Corporation of any material provision of this Agreement, provided the Executive that has remained uncured following a period of thirty (30) days following written notice by the Executive to the Corporation.

“Intellectual Property Rights” means all worldwide intellectual and industrial property rights in connection with the Developments including, without limitation:

(i)         patents, inventions, discoveries and improvements;
(ii)        ideas, whether patentable or not;
(iii)       copyrights;
(iv)       trademarks;
(v)        trade secrets; and
(vi)       industrial and artistic designs;

including the right to apply for registration or protection of any of the foregoing, and includes proprietary, possessor and ownership rights and interests of all kinds whatsoever.

“Notice Period” shall mean the period from the date on which the Executive was advised of the termination of his employment without Cause until twelve (12) months following the date of termination plus one (1) month per completed year of service following March 31, 2005, the date on which the Executive became Chief Executive Officer of the Corporation, to an aggregate maximum of twenty-four (24) months.

“Period” means the period commencing on the Effective Date and ending (i) one (1) year following the date of termination of the Executive’s employment with the Corporation for any reason other than a termination without Cause pursuant to Section 4.1(e), a termination for Good Reason pursuant to Section 4.1(f) or a termination upon a Change of Control pursuant to Section 4.3 of this Agreement; or (ii) at the expiry of the Notice Period, if the Executive’s employment is terminated without Cause pursuant to Section 4.1(e) or for Good Reason pursuant to Section 4.1(f) of this Agreement; or (iii) at the expiry of the Change of Control Notice Period, if the Executive’s employment is terminated upon a Change of Control pursuant to Section 4.3 of this Agreement.

“Permitted Uses” shall mean the use of Confidential Information by the Executive in the performance of his duties prescribed in Section 2.2.

“President” shall mean the President and Chief Executive Officer of the Corporation.

“Prospective Customer” shall mean (i) any Entity solicited by the Executive on behalf of the Corporation for any purpose relating to the Business at any time during the one (1) year period immediately preceding the date of termination of the Executive’s employment hereunder for any reason; and (ii) any Entity solicited by the Corporation with the Executive’s knowledge for any purpose relating to the Business at any time during the one (1) year period immediately preceding the date of termination of the Executive’s employment hereunder for any reason.

“Territory” shall mean Canada and the United States of America.

ARTICLE 2
SCOPE OF EMPLOYMENT

Section 2.1   Term

The Corporation hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment in the position of President and Chief Executive Officer of the Corporation, for an indefinite term until terminated in accordance with the terms and conditions set forth in this Agreement.

Section 2.2   Duties

During the term of this Agreement, the Executive shall:

(a)
perform those duties and responsibilities necessary or incidental to the functions of President and Chief Executive Officer of the Corporation and any other duties as may be assigned to him from time to time by the Board;

(b)
faithfully serve the Corporation and/or its affiliates and/or its associates, devote to the business and affairs of the Corporation the whole of his working time, attention and ability, and ensure that he is not at any time engaged in conduct which would significantly interfere with the performance of his duties under this Agreement or which would constitute a conflict with the interests of the Corporation. The Executive shall use his best efforts to promote the interests of the Corporation and to improve and extend the business thereof;

(c)
(i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies; (ii) comply with the Corporation’s rules, procedures, policies, requirements and directions; and (iii) not engage in any other business or employment without the written consent of the Corporation except as otherwise specifically provided herein.

Section 2.3   Reporting

During the term of this Agreement, the Executive shall report to the Chairman unless otherwise notified in writing by the Board. The Executive shall report on all matters relating to work and conditions of service in a manner and at the frequency as may be prescribed by the Chairman from time to time.

ARTICLE 3
REMUNERATION OF THE EXECUTIVE

Section 3.1   Remuneration and Benefits

As compensation for the performance by the Executive of his duties hereunder:

(a)
the Corporation shall pay to the Executive a base salary at the rate of  $288,750 per annum (the “Base Salary”) or such higher rate as may be determined from time to time by the Chairman. Such Base Salary shall be paid in accordance with the Corporation’s standard payroll practices in effect from time to time;

(b)
the Executive shall be entitled to participate in all health and welfare benefit plans for employees of the Corporation in effect from time to time, including, without limitation, provision for life insurance for the Executive with a minimum of $1 million benefit and long-term disability benefit to a maximum of 50% of base salary.

(c)	the Executive shall be eligible to participate in the Corporation’s pension plan(s) for senior management in effect from time to time;

(d)
in respect of each full fiscal year, the Executive shall be eligible to participate in a performance based bonus plan for senior management in effect from time to time. Such participation shall not guarantee any entitlement under such bonus plan;

(e)	the Corporation shall pay to the Executive a transportation allowance in the amount of $1,000.00 per month (less statutory deductions);

(f)	the Executive shall be entitled to continue to participate in the Corporation’s Incentive Share Option Plan in effect from time to time; and

(g)
the Corporation shall, upon presentation of itemized receipts, reimburse the Executive for all travel and other business expenses directly and reasonably incurred by the Executive in the performance of his duties.

Section 3.2   Vacation

During each year of this Agreement, the Executive shall be entitled to a paid vacation of 4 weeks per year (plus one additional annual vacation day per completed year of service over five years), to be taken at such time(s) mutually agreeable between the Executive and the Corporation. It is the responsibility of the Executive to ensure that his vacation is taken within the year in which it was accrued as there shall be no carry over of any unused vacation entitlement to a subsequent year unless so directed by the Chairman.

ARTICLE 4
TERMINATION

Section 4.1   Termination

This Agreement may be terminated, at any time, for the following reasons:

(a)	by the Corporation, for Cause;

(b)	in the event of the death of the Executive;

(c)
by the Corporation, in the event of a material violation of this Agreement (other than one constituting Cause) by the Executive where such violation has not been cured within two (2) weeks of written notice thereof by the Corporation to the Executive;

(d)	in the event of the Disability of the Executive;

(e)	by the Corporation, without Cause and other than for the reasons in subsections 4.1(b), (c) and (d);

(f)	by the Executive within thirty (30) days of the occurrence of any event constituting Good Reason; and

(g)	by the Executive, upon the expiration of three (3) months written notice to the Corporation.

Section 4.2   Payment Upon Termination

In the event the Executive’s employment is terminated pursuant to Section 4.1, the Executive shall only be entitled to the following compensation and benefits upon termination:

(a)
Should this Agreement be terminated pursuant to Subsection 4.1(a), (c) or (g), the Executive shall only be entitled to payment of the Executive’s Base Salary earned up to the date of termination plus an amount equal to the sum of: (i) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed, to the extent such vacation entitlement has not been used by the Executive at the time of termination; and (ii) any accrued but unpaid business expenses at the date of termination required to be reimbursed under Section 3.1(g) of this Agreement.

(b)
Should this Agreement be terminated pursuant to Subsection 4.1(b) or (d), the Executive shall only be entitled to: (i) payment of the Executive’s Base Salary earned up to the date of termination; (ii) a bonus for that portion of the year in which the Executive was actively employed. The amount of the bonus shall be calculated as follows: the product of (s) the average bonus paid to the Executive in the three (3) years prior to the year in which his employment is terminated divided by twelve (12), and (t) the number of months the Executive was actively employed in the year in which his employment is terminated; (iii) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed, to the extent such vacation entitlement has not been used by the Executive at the time of termination; and (iv) any accrued but unpaid business expenses at the date of termination required to be reimbursed under Section 3.1(g) of this Agreement.

(c)	Should this Agreement be terminated pursuant to Subsections 4.1(e) or 4.1(f), the Corporation shall:

(i)
pay to the Executive (w) any accrued but unpaid Base Salary for services rendered to the date of termination, (x) a bonus for that portion of the year in which the Executive was actively employed (excluding the Notice Period). The amount of the bonus shall be calculated as follows: the product of (s) the average bonus paid to the Executive in the three (3) years prior to the year in which his employment is terminated divided by twelve (12), and (t) the number of months the Executive was actively employed (excluding the Notice Period) in the year in which his employment is terminated, (y) any accrued but unpaid expenses at the date of termination required to be reimbursed under Section 3.1(g) of this Agreement, and (z) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed, to the extent such vacation entitlement has not been used by the Executive at the time of termination;

(ii)
pay to the Executive, his Base Salary (less statutory deductions and withholdings) for the Notice Period. Payment shall be made by way of salary continuance paid on the Corporation’s regular pay day, and in accordance with its payroll practices at the date of termination; and

(iii)
continue the Executive’s health and welfare benefits plans (excluding Short Term Disability (Sick Leave) and Long Term Disability benefits which disability benefits shall cease on the Executive’s last day of active employment) in which the Executive was participating at the date of termination, until the earlier of (x) the end of the Notice Period; or (y) the date the Executive becomes covered under a benefit plan, program or arrangement by a subsequent employer. The Corporation’s obligation pursuant to this provision is conditional on the Executive continuing to pay his share of the premiums. In the event that the Executive’s continued participation in any such health and welfare benefits plans of the Corporation is prohibited by the terms of such plans, the Corporation shall arrange to provide the Executive with an amount equal to the premiums the Corporation would have incurred (excluding premiums for Short Term Disability (Sick Leave) and Long Term Disability benefits) had the Executive continued to participate in such plans for the period ending on the earlier of (xx) the end of the Notice Period; or (yy) the date the Executive becomes covered under a benefit plan, program or arrangement by a subsequent employer.

Section 4.3   Termination Upon a Change of Control

In lieu of and not in addition to the termination payments and benefits provided for in Section 4.2(c) herein, if within six (6) months following a Change of Control, the Executive’s employment with the Corporation is terminated for any reason whatsoever other than as a result of a termination pursuant to Subsection 4.1(a), (b), (c), (d) or (g), the Corporation shall:

(a)
pay to the Executive (w) any accrued but unpaid Base Salary for services rendered to the date of termination, (x) a bonus for that portion of the year in which the Executive was actively employed (excluding the Change of Control Notice Period). The amount of the bonus shall be calculated as follows: the product of (s) the average bonus paid to the Executive in the three (3) years prior to the year in which his employment is terminated divided by twelve (12), and (t) the number of months the Executive was actively employed (excluding the Change of Control Notice Period) in the year in which his employment is terminated, (y) any accrued but unpaid expenses at the date of termination required to be reimbursed under Section 3.1(g) of this Agreement, and (z) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed, to the extent such vacation entitlement has not been used by the Executive at the time of termination; and

(b)	pay to the Executive those amounts and provide the benefits referenced in Subsections 4.2(c)(ii) and (iii) above, calculated as if the Notice Period was the Change of Control Notice Period.

Section 4.4   Duties Upon Termination

Following the termination of the Executive’s employment for any reason whatsoever, the Executive hereby agrees to resign from any offices, positions and directorships which he may have or may have held in the Corporation or in any of its affiliates or associates.

Section 4.5   Release

Each of the Corporation and the Executive confirms that the provisions of Sections 4.2(c) and 4.3 are reasonable and that the length of the notice of termination or the total amount payable, if any, as outlined therein has been agreed between them, or in the alternative is a reasonable pre-estimate of the damages which will be suffered by the Executive in the event of a termination without Cause, a resignation for Good Reason or a termination upon a Change of Control and shall not be construed as a penalty.

Section 4.6   Suspension or Termination of Benefits and Compensation

In the event that the Corporation, in its sole discretion, determines that, without the express written consent of the Corporation, the Executive has breached any provisions of Sections 5, 6, 7, 8, 10 and 11, the Corporation shall have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Sections 4.2(c) and 4.3 of this Agreement. Such suspension or termination of payments and /or benefits shall be in addition to and shall not limit any and all other rights and remedies as set out in Section 9.1 of this Agreement that the Corporation may have against the Executive.

ARTICLE 5
CONFIDENTIAL INFORMATION

Section 5.1   Confidential Information

(1)
During the term of this Agreement and following the termination thereof, the Executive shall not use, divulge, diffuse, sell, transfer, give, circulate, or otherwise distribute to any Entity whatsoever or whomsoever, or otherwise make public, any Confidential Information.

(2)
Notwithstanding any provision of this Agreement to the contrary, the Executive shall have the right to use Confidential Information in relation to Permitted Uses, in which event, the Executive shall, at all times, take all reasonable measures in order to prevent the disclosure or non-authorized use of such Confidential Information.

(3)
Except when authorized in accordance with Permitted Uses, under no circumstances shall the Executive reproduce any Confidential Information without the prior written consent of the Corporation. All reproductions of Confidential Information shall be governed by this Agreement and shall be treated as Confidential Information hereunder.

(4)
Any document or work composed, assembled or produced by the Executive and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be treated as such. The Executive shall not publish or release or allow the publication or release of any material containing Confidential Information without the prior written consent of the Corporation.

Section 5.2   Corporation Property

Confidential Information (including any reproduction thereof) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request to this effect or immediately after the termination of the Executive’s employment for any reason.

ARTICLE 6
OBLIGATION OF NON-COMPETITION

Section 6.1   Non-Competition

(1)
The Executive shall not (without the prior written consent of the Corporation), during the Period, on his own behalf or on behalf of any Entity, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Entity, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or part of the Territory which is competitive, in any way with the Business.

(2)
The Executive shall, however, not be in default under this Section 6 by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Business.

ARTICLE 7
OBLIGATION OF NON-SOLICITATION

Section 7.1   Non-Solicitation

The Executive shall not (without the prior written consent of the Chairman), during the Period, on his own behalf or on behalf of any other Entity, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Entity:

(a)
canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Existing Customer or Prospective Customer for any purpose which is competitive with the Business; or

(b)	accept (or procure or assist the acceptance of) any business from any Existing Customer or Prospective Customer which business is competitive with the Business; or

(c)	supply (or procure or assist the supply of) any goods or services to any Existing Customer or Prospective Customer for any purpose which is competitive with the Business; or

(d)
cause, directly or indirectly, any industrial or intellectual property of the Corporation, including without limitation, any trade-marks, copyrights, licences or know-how, to be used or employed by any Entity other than the Corporation; or

(e)
employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Corporation, any individual who is employed or engaged by the Corporation whether or not such individual would commit any breach of his/her contract or terms of employment or engagement by leaving the employ or the engagement of the Corporation; or

(f)
procure or assist any Entity to employ, engage, offer employment or engagement or solicit the employment or engagement of any individual who is employed or engaged by the Corporation or otherwise entice away from the employment or engagement of the Corporation any such individual.

ARTICLE 8
NON-DISPARAGEMENT

Section 8.1   Non-Disparagement

The Executive covenants and agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation or its management.

ARTICLE 9
RECOGNITION

Section 9.1   Recognition

(1)
The Executive hereby expressly recognizes that Sections 5, 6, 7, 8, 10 and 11 are of the essence of this Agreement and that the Corporation would not have entered into this Agreement without the inclusion of the said Sections.

(2)
The Executive hereby further recognizes and expressly acknowledges that the Corporation would be subject to irreparable harm should any of the provisions of Sections 5, 6, 7, 8, 10 and 11 be infringed, or should any of the Executive’s obligations thereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Corporation, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.

(3)
The Executive hereby recognizes and expressly acknowledges that Sections 5, 6, 7, 8, 10 and 11 grant to the Corporation only such reasonable protection as is admittedly necessary to preserve the legitimate interests of the Corporation, and the Executive acknowledges and agrees, in this respect, that the descriptions of the Business and Territory are reasonable.

Section 9.2   Survival

It is expressly agreed by the parties hereto that the provisions of Sections 5, 6, 7, 8, 9, 10 and 11 shall survive the termination of this Agreement and the termination of the Executive’s employment, for any reason. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting, in any way, the remaining provisions thereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

ARTICLE 10
INVENTIONS

Section 10.1   Invention Assignment

(a)
All rights, titles and interests in or to the Developments shall vest and are owned exclusively by the Corporation immediately on its creation and regardless of the stage of its completion. The Executive irrevocably grants, transfers and assigns to the Corporation all of his right, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and all Intellectual Property Rights thereto, if any, and he agrees that the Corporation may copyright said materials in the Corporation’s name and secure renewal, reissues and extensions of such copyrights for such periods of time as the law may permit. The Executive hereby waives, as against the Corporation, its successors and assigns and licensees, all his moral rights which he may have or will acquire in respect of the copyright in any Developments. The Executive agrees to enforce his moral rights as against others as directed by and at the cost of the Corporation or its successor-in-title of the copyright in the Developments.

(b)
At all times hereafter, the Executive agrees promptly to disclose to the Corporation all Developments, to execute separate written transfers or assignments to the Corporation at the Corporation’s request, and to assist the Corporation in obtaining any Intellectual Property Right in Canada, the United States and in any other countries, on any Developments granted, transferred or assigned to the Corporation that the Corporation, in its sole discretion, seeks to register. The Executive also agrees to sign all documents, and do all things necessary to obtain such Intellectual Property Rights, to further assign them to the Corporation, and to reasonably protect the Corporation against infringement by other parties at the Corporation’s expense with the Corporation’s prior written approval.

(c)
The Executive shall keep complete, accurate, and authentic information and records on all Developments in the manner and form reasonably requested by Corporation. Such information and records, and all copies thereof, shall be the property of Corporation as to any Developments assigned to the Corporation. The Executive agrees to promptly surrender such information and records at the request of the Corporation. All these materials will be Confidential Information upon their creation.

ARTICLE 11
PROPERTY OF THE CORPORATION

Section 11.1   Deliveries Upon Termination

The Executive hereby agrees to return to the Corporation immediately upon the termination of the employment of the Executive hereunder and without making copies or disclosing information relating thereto, any and all documents, equipment and other property belonging to the Corporation. Without restricting the generality of the foregoing, the Executive shall return all credit cards, identification cards and keys belonging to the Corporation.

ARTICLE 12
NOTICES

Section 12.1   Notices

Any notice required or permitted to be given by a party hereto to the other shall be deemed validly given if personally delivered or mailed by registered prepaid post and addressed as follows:

in the case of the Corporation to:
Tm Bioscience Corporation
439 University Avenue
Suite 900
Toronto, Ontario
M5G 1Y8

Attention: Chairman of the Board
Telephone: (416) 593-4323
Facsimile: (416) 593-1066
with a copy to:

Stikeman Elliott
5300 Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1B9

Attention: Curtis Cusinato
Telephone: (416) 869-5221
Facsimile: (416) 947-0866

in the case of the Executive, to:

Gregory C. Hines
Telephone:
Facsimile:

Any notice so delivered or so mailed shall be deemed to be effected, if delivered, on the date of its delivery or, if mailed, on the fifth Business Day following the date of mailing. The Executive or the Corporation may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at his or its changed address.

ARTICLE 13
MISCELLANEOUS

Section 13.1   Assignment

This Agreement may not be assigned by the Executive. This Agreement and the rights and obligations hereunder may, without the consent of the Executive, be assigned by the Corporation to any Entity which succeeds to all or substantially all of the business or property of the Corporation.

Section 13.2   Governing Law

This Agreement is to be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 13.3   Severability

If any provision of this Agreement is invalid, illegal or incapable of being enforced for any reason, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 13.4   Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter contemplated herein and supersedes and replaces any provision of any other document heretofore entered into by them or by any predecessor of the Corporation with respect to the subject matter of this Agreement. This Agreement shall not be amended except by a written instrument hereafter signed by the Executive and the Corporation.

Section 13.5   Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Corporation.

Section 13.6   Amendment and Waiver

No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Executive and the Corporation. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.7   Required Deductions For Withholdings

The Corporation shall make such deductions and withholdings from any payments hereunder as may be required by law.

Section 13.8   Independent Legal Advice

The Executive acknowledges that he has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

Section 13.9   Counterparts

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement at the place and as of the date first mentioned above.
SIGNED, SEALED AND DELIVERED                              )
in the presence of                                                                )
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)
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                                                                                                )

Witness	/s/ Gregory C. Hines Gregory C. Hines

Tm BIOSCIENCE CORPORATION

Per:	/s/ Paul N. Lucas
Paul N. Lucas
Chairman of the Board